Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heritage Financial Corporation

We consent to the use of our reports dated March 2, 2010 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Seattle, Washington

May 27, 2010